QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

LATHAM & WATKINS LLP	FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
September 15, 2009	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.
Moscow
File No. 043288-0049

OpenTable, Inc.
799 Market Street, 4th Floor
San Francisco, CA 94103

Re:
Form S-1 Registration Statement File No. 333-161568
Public Offering of Shares of Common Stock of OpenTable, Inc.

Ladies and Gentlemen:

              We have acted as special counsel to OpenTable, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the "Commission") on August 26, 2009 (File No. 333-161568), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 4,358,537 shares of common stock of the Company, par value $0.0001 per share, all of which are being offered by certain stockholders (the "Selling Stockholders") of the Company (the "Selling Stockholder Shares") and 568,504 shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Selling Stockholders (together with the Selling Stockholder Shares, the "Shares"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the "Prospectus"), other than as expressly stated herein with respect to the issue of the Shares.

              As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

              We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

              Subject to the foregoing and the other matters set forth herein, as of the date hereof:

              1.           When the 143,602 Shares to be issued pursuant to the exercise of options granted under the Company's 1999 Stock Plan (the "Plan") shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement and the Plan, the issue and sale of such Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and nonassessable.

              2.           The remaining 4,214,935 Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

              This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

QuickLinks

  Exhibit 5.1